Exhibit 10.4

SHARE PURCHASE AGREEMENT

dated

28.06.2011

By and Between

Avrasya Yapı Yatırım Hizmetleri A.Ş.

And

Turkpower Corporation

on the purchase of 50% shares of

MAKSOR MADENCİLİK SANAYİ VE TİCARET ANONİM ŞİRKETİ

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (hereinafter referred to as “Agreement”) dated 28.06.2011 has been concluded by and between:

On one side, Avrasya Yapı Yatırım Hizmetleri A.Ş. where its registered address is at Hidiv Kasrı Cad.no 57;Çubuklu/Beykoz/İstanbul/Turkey (hereinafter referred as “Avrasya” or “Seller”)

AND

Turkpower Corporation where its registered address is at Hundred Park Avenue,NewYork,NY 10017/USA or any real person or legal entity to be appointed by Turkpower Corporation (hereinafter referred to as the  “Purchaser”), on the other hand.

Each of the Seller and the Purchaser is hereinafter referred to severally as a “Party” and jointly as the “Parties”.

1.	INTRODUCTION

1.1
MAKSOR MADENCİLİK SANAYİ VE TİCARET ANONİM ŞİRKETİ (which will be referred to as the “Company”) is engaged in the business of mining. There is one iron ore, three lead and zinc areas owned by Maksor Madencilik Sanayi ve Ticaret Anonim Şirketi.

1.2	The Seller is desirous of selling 50% shares owned in the Company (hereinafter referred to as “Shares”) to the Purchaser and the Purchaser is desirous of purchasing the shares.

1.3	Turkpower Corporation owns %99 shares of Turkpower Enerji Sanayi ve Ticaret Anonim Şirketi.

1.4	In view of the foregoing, the Parties, intending to be legally bound, agree as follows.

2.	SALE AND PURCHASE

Subject to the terms and conditions set forth in this Agreement, the Seller, who totally represent and owns 50% of the Shares of the Company, hereby will sell and transfer full ownership of these Shares in accordance with Article 3 and Article 3.3. of this Agreement and the Purchaser shall purchase 50% of the shares and the full ownership of these Shares subject to the terms&conditions of this agreement as set out in table 3.3 and 3.2

3.	PURCHASE PRICE and SHARE TRANSFER

3.1	The purchase price for the Shares is Euro 15.000.000,00 (hereinafter referred to as “Purchase Price”).

3.2	Euro 1.000.000.00 of the Purchase Price has been paid as deposit to the Seller in 2010 (Deposit Payment) The remaining amount of Euro 14.000.000.00 shall be paid as follows:

Euro 250.000 shall be paid fully in cash on the signing date of this Agreement.

-	Euro 250.000 shall be paid on the 15th days as from the Signing Date of the Agreement

-	Euro 3.800.000 shall be paid until the 60th day as from the Signing Date of the Agreement

-	Euro 4.800.000 shall be paid on 31.10.2011

-	Euro 4.900.000 shall be paid on 28.12.2011

3.3
With the payment of the remaining amounts on the above mentioned dates by the Purchaser; the Seller shall duly endorse and transfer the full ownership of the shares corresponding to the below mentioned ratios and the relevant share certificates/interim certificates to the Purchaser.

Payment Date	Purchase Price (Euro)	Transfer Ratio	Date of transfer of interim shares and registration of the shareholding to the share book(as per 3.6)
Signing Date of the Agreement	250.000	%5	1.12.2011
on the 15th days as from the Signing Date of the Agreement	250.000	%1	1.12.2011
until the 60th day as from the Signing Date of the Agreement	3.800.000	%12	1.12.2011
31.10.2011	4.800.000	%16	1.12.2011
28.12.2011	4.900.000	%16	31.12.2011

3.4
In case any of the payments mentioned in Article 3.2. and the table stated in Article 3.3. of this Agreement is not made fully in due time by the Purchaser, save for the optional right of the Seller mentioned in Article 3.6., the Agreement will be terminated by the Seller.

3.5
In case that each of the payments mentioned in the charts stated in Article 3.2. and Article 3.3. is made in full and due course; without being delivered to the Purchaser and registered to the share ledger,the shares subject to the relevant payment shall be escrowed by lawyer Mr Berkant Yekeler  to act as trustee and who is mutually appointed by the Seller and the Purchaser. The transfer of the shares that are to be kept by the trustee and registration of the shareholding to the share ledger shall be performed following the payments to be made As per table 3.3 dates.

3.6	In case any of the payments mentioned in Article 3.2. and the table stated in Article 3.3 of this Agreement is not made fully in due time by the Purchaser,

Save for the provisions of Article 3.4., the Seller shall only register the shares, whose payments have been made by the Purchaser, in the share ledger on behalf of the Purchaser (the shares whose payments have not been made shall not be registered on behalf of the Purchaser) .

3.7.
Together with the payment made by the Purchaser on the 60th day as from the signing date of this Agreement, the Purchaser shall be obliged to make a capital contribution to the Company (which will budgeted and informed as per ratio of shares escrowed)

4.	SIGNING

4.1	At the Signing, the following events have taken place:

4.2	Euro 250.000 of the Purchase Price shall be paid by EFT to the bank account/s designated by the Seller.

5.	PURCHASER’S REPRESENTATIONS AND WARRANTIES

The Purchaser represents and warrants on and as of the Signing Date as follows:

5.1	The Purchaser is a company duly organised and validly existing as a limited liability corporation under the laws of USA.

5.2
The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated in this Agreement.

5.3
The Purchaser has taken all actions and authorizations required by law, their articles of association or otherwise to authorise the entering into of this Agreement and such documents and instruments and the consummation of all transactions contemplated hereby.

5.4
As mentioned in Article 4.1.1. of this Agreement, upon the payment of Euro 250.000, the Purchaser shall ensure the transfer of the real estate, the address of which is Acar Mah. Acarkent A Kapısı A-9 Blok Acarkent/Beykoz/Istanbul, from Mehtap Ferah to Nalan Oral or any other person or company notified in written by Nalan Oral. With the payment of Euro 250.000 and registration of the real estate in the name of Nalan Oral, the share/interim certificate corresponding to %6 of the shares shall be submitted to the trustee assigned in accordance with Article 3.6. of this Agreement and the validity of this Agreement depends on the fulfillment of these conditions.

5.5
The Purchaser has performed all the legal, financial and technical due diligence and all other examinations and researches necessary for the share transfer and is aware of all the facts regarding the legal, financial and technical circumstances and requests to purchase the shares under the current situation of the Company. Therefore, following the transfer of the shares, the Purchaser irrevocably discharges the Company and waives from all his rights arising from all possible claims regarding the Company and the shares.

5.6
With the signing of this Agreement, debt of the Turkpower Corporation at the amount of Euro 1.000.000 to the third persons shall be paid, and this amount recorded as debt in the accounting records of Turkpower Corporation shall be paid off and shall be registered as ‘paid’ and the relevant documents regarding this payment shall be presented to the Seller at the signing of this Agreement.

5.7	The Purchaser has the legal qualifications and authorities to sign this Agreement and fulfill its obligations.

5.8
Purchaser shall not have the right to appoint a member to the board of directors of the Company or a manager or director to the Company until the Purchaser performs all the obligations arising from this Agreement and especially its obligations stated in Article 3 of this Agreement.

6.	COVENANTS

6.1	Non-Competition

6.1.1
From the Signing Date and for a period of two (2) years thereafter, the Purchaser as a company agrees and undertakes not to engage or prepare to engage, directly or indirectly, on behalf of itself or others, solely or jointly with others or as a shareholder, stakeholder in any Person, in any business or activity which competes with the Business or in services of the Company or the Seller to be marketed and sold within the boundaries ofTurkish Republic. This clause does not apply to shareholders/directors/free-lance professionals of Turkpower Corporation as individuals.

6.1.2
In case of any breach of the covenants stated in Article 6.1.1, the Purchaser shall, in addition to any other relief that may be available to the Seller, pay to the Seller an amount of USD 250.000 (two hundered and fifty thousand dollars) for each individual breach of such covenants, provided that this shall not limit or restrict any indemnification for Losses exceeding such amount.

6.2	Non-Solicitation

6.2.1
From the Signing Date and for a period of three (3) years thereafter, the Purchaser accepts and undertakes to refrain from soliciting, and to procure that its affiliates and all other persons that are, have been or will be affiliates of the Purchaser but have ceased to be such affiliates refrains from soliciting any of the employees, subject to that such Employee at the relevant point in time is employed by or in similar agreement with the Company.

6.2.2
In case of any breach of the covenants in Section 6.2.1.  the Purchaser shall, in addition to any other relief that may be available to the Seller, pay to the Seller an amount of USD 150.000 (one hundred fifty thousand dollars) for each individual breach of such covenants, provided that this shall not limit or restrict any indemnification for Losses exceeding such amount.

6.3.	Confidentiality

6.3.1
After the Signing, the Purchaser and its affiliates shall, and shall use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and other representatives to, hold in confidence (unless compelled to disclose by requirements of law) and not use in any manner any confidential documents or other information concerning the Company or its business (including Intellectual Property and Business Know-How), provided that these restrictions shall not apply to any information that the Purchasers can show, at the time of disclosure, has been publicly available by publication or otherwise, except by violation of this Agreement on behalf of the Purchaser or its affiliates or their respective representatives.

6.3.2
In case of any breach of the covenants in Section 6.3.1, the Purchaser shall, in addition to any other relief that may be available to the Seller, pays to the Seller an amount of USD 150.000 (one hundred fifty thousand dollars) for each breach for such covenants, provided that this shall not limit or restrict any indemnification for Losses exceeding such amount.

6.4	Announcements and Press Communications

6.4.1.
The Purchaser shall notify the Seller 48 hours in advance before making any announcement and communication. The Seller shall approve or reject in written such announcement or notification within 48 hours following the notification. No announcement concerning the transactions contemplated in this Agreement or any ancillary matter shall be made by the Purchaser without the prior written consent of the other Party, provided that nothing herein shall prevent either Party from making, in consultation with the other Party, any announcement or filing required by any law or regulations.

6.4.2.
In case of any breach of the covenants in Section 6.4.1, the Purchaser shall, in addition to any other relief that may be available to the Seller, shall pay to the Seller an amount of USD 1.000.000 (one million dollar) for each breach for such covenants, provided that this shall not limit or restrict any indemnification for losses exceeding such amount.

7.	MISCELLANEOUS

7.1	Waiver

The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that Party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.

7.2	Assignment

No Party may assign, delegate sub-contract, or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that the Purchaser may transfer or assign, in whole or in part, to one or more of its Affiliates from time to time the right to purchase all or a portion of the Shares, provided that no such transfer or assignment will relieve the Purchaser of its obligations, or affect the rights of the Purchaser, under this Agreement.

7.3	Costs

7.3.1
The Purchaser shall bear its own fees and expenses, including but not limited to legal fees and expenses, incurred in connection with the negotiations, preparation and execution of this Agreement and the transactions contemplated hereby. Accordingly no costs shall be borne by the Company.

7.3.2	Transaction duties, transfer taxes, registration fees and other public charges arising as a result or in consequence of this Agreement or of its implementation shall be borne by the Purchaser.

7.4	Amendments

No modifications, amendments or alterations of this Agreement may be made except in writing (containing a specific reference to this Agreement) and signed by each of the Parties to this Agreement.

8.	GUARANTEE

Turkpower Enerji Sanayi ve Ticaret Anonim Şirketi established in Republic of Turkey and a capital contributor of the Transferee accepts, declares and undertakes that the Transferee will comply with the provisions of this Agreement and in case any of the provisions of the Agreement is violated or is not fulfilled, the Transferee will immediately fulfill the provisions without any warning or notification. Turkpower Enerji Sanayi ve Ticaret Anonim Şirketi has signed this Agreement as the guarantor.

9.	Notices and Warnings

9.1.
Any notice, request or other communication with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by reputable international overnight courier, facsimile or E mail (with return or delivery receipt obtained) or five (5) Business Days after sent by registered or certified mail, return or delivery receipt requested, postage prepaid to the Parties at the respective addresses set forth below

Purchaser:

To the attention of:Ryan Hart/Aykut Ferah

E-mail:                Ryan.Hart@turkpowercorp.com

E-mail:                Aykut.ferah@turkpowercorp.com

Seller:

To the attention of:Nalan Oral/Selçuk Oral

E-mail:                noral@endeksholding.com

E-mail:                soral@endeksholding.com

Unless otherwise agreed, all communication between the Seller and the Purchaser shall be in English,. Unless otherwise agreed, without considering the above mentioned provisions, in accordance with Article 20 of the Turkish Commercial Code, the notifications send by a Turkish notary via telegraph or return receipt postage shall be deemed as duly notified.

9.2	Purchaser’s Agent

For the purposes of this Agreement, the Purchaser hereby appoints Aykut Ferah as its representative ("Purchaser’s Agent"), who, in his name and on his behalf, shall sign and negotiate all documents required for the completion of the transactions contemplated by this Agreement, make all notices and communications, receive all notices or make all declarations, receive all payments which are to be made pursuant to this Agreement or as a consequence thereof or arising there from, to, or on behalf of, the Sellers. In view of the mutual interest, any notification to the Purchaser’s Agent shall thus be deemed to have been made to the Purchaser.

10.	GOVERNING LAW AND SETTLEMENT OF DISPUTES

This Agreement shall be governed by and construed in accordance with the laws of Turkish Republic. In case of any dispute, Istanbul Courts and Execution Offices shall have jurisdiction.
______________________________

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in two (2) original copies, of which the Parties have each taken one, on the day and year first above written.

Date:28.06.2011/NewYork	Date:28.06.2011/NewYork

Turkpower corporation	Avrasya Yapı Yatırım A.Ş

Represented by;

Aykut Ferah/Ryan E.Hart

/s/ Aykut Ferah	/s/ Nalan Oral

/s/ Selcuk Oral